Exhibit 8.2

1177 Avenue of the Americas
New York, NY 10036
212.715.9100

June 19, 2018

Genco Shipping & Trading Limited

299 Park Avenue, 12th Floor

New York, NY 10171

Ladies and Gentlemen:

We have acted as United States tax counsel to Genco Shipping & Trading Limited, a company organized under the laws of the Republic of the Marshall Islands (the “Company”) in connection with the sale by the Company of an aggregate of 7,015,000 shares of common stock of the Company, par value $0.01 per share, (the “Common Stock”), pursuant to a shelf registration statement on Form S-3 (File No. 333-204580), including the prospectus included therein, filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 29, 2015, as amended prior to the date hereof (the “Registration Statement”), and as supplemented by the prospectus supplement filed with the Commission on June 18, 2018 (the “Prospectus Supplement”).  All capitalized terms used herein have their respective meanings set forth in the Registration Statement unless otherwise stated.

For purposes of the opinion set forth below, we have reviewed and relied upon the Registration Statement and such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion.  In addition, in rendering our opinion we have relied upon certain statements of factual matters made by the Company, which we have neither investigated nor verified.  We have assumed that such statements are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements will be taken.  We have also assumed that all statements made “to the best knowledge of” or “belief” of any persons will be true, correct, and complete as if made without such qualification.  Any inaccuracy in, or breach of, any of the aforementioned statements and assumptions, or any change after the date hereof in applicable law, could adversely affect our opinion.  No ruling has been (or will be) sought from the Internal Revenue Service (the “Service”) by the Company as to the United States federal income tax consequences of the ownership and disposition of shares of Common Stock.  The opinion expressed herein is not binding on the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will not disagree with such opinion.

Based upon and subject to the foregoing as well as the limitations set forth below and in the first paragraph under the heading “Tax Considerations” in the Prospectus Supplement, under presently applicable United States federal income tax law, the statements of law set forth in the Prospectus Supplement under the headings “Tax Considerations — U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders,” “— U.S. Federal Income Taxation of Non-U.S. Holders,” and “— Backup Withholding and Information Reporting” constitute our opinion as to the material United States federal income tax consequences to U.S. and Non-U.S. Holders of the ownership and disposition of shares of Common Stock.

KRAMER LEVIN NAFTALIS & FRANKEL LLP                 NEW YORK  |  SILICON VALLEY  |  PARIS

No opinion is expressed as to any matter not specifically addressed above.  Also, no opinion is expressed as to the tax consequences of the ownership, and disposition of Common Stock under any non-United States, state, or local tax law.  Furthermore, our opinion is based upon the current Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial opinions, and administrative guidance and such other authorities as we have considered relevant, all as in effect as of the date of this opinion, any of which may be changed or subject to different interpretation at any time, possibly with retroactive effect.  A material change in any of the authorities upon which our opinion is based could adversely affect our opinion. We undertake no obligation to advise you as to any changes in federal income tax law or administrative practice that may affect our opinion or to update this opinion to reflect any such changes unless we are specifically asked to do so.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.  The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

This opinion is being delivered to you for the purpose of being included as an exhibit to a Current Report on Form 8-K and, except as set forth above, may not be circulated, quoted, or otherwise referred to for any other purpose without our written consent.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Kramer Levin Naftalis & Frankel LLP